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                                                                    Exhibit 99.1

For U.S. Filter:     For Wheelabrator Technologies:
Dorrie B. Osborne    Analysts: John Sanford    Media: Bill Plunkett
(619) 340-0098                (630) 572-8803      (630) 572-8898


            UNITED STATES FILTER CORPORATION AND WMX'S WHEELABRATOR
              TECHNOLOGIES ANNOUNCE TWO MAJOR WATER TRANSACTIONS

     - Filter To Acquire Wheelabrator's Water Process and Manufacturing Units for $385 Million in Cash

     - Companies to Form Leading North American Company to Pursue Market Opportunities in Municipal and Industrial Water and Wastewater Treatment Operations, Privatization and Outsourcing


Palm Desert, California and Oak Brook, Illinois, September 16, 1996 -- United States Filter Corporation (NYSE: USF) and WMX Technologies, Inc.'s (NYSE: WMX) Wheelabrator Technologies Inc. (NYSE: WTI) subsidiary today jointly announced two transactions under which U.S. Filter will expand its water technologies leadership by acquiring all of Wheelabrator's industrial water process and manufacturing units, and the two companies will create a joint venture company establishing North America's leading private water and wastewater treatment services organization serving both municipal and industrial markets.

Under a definitive agreement signed over the weekend, U.S. Filter will acquire Wheelabrator's industrial water process and manufacturing businesses for $385 million in cash. Revenues for the businesses to be acquired are expected to be approximately $465 million for 1996. U.S. Filter believes the transaction will be additive to earnings this fiscal year.

These units provide a broad range of water and wastewater engineering, technology and systems. They include: Wheelabrator's HPD, CPC Engineering, Johnson Screens, Wiesemann, Memtek, Westates Carbon, The Wheelabrator Corporation and Custom Engineered Systems businesses located in the United States as well as Rossmark, The Netherlands, Darchet Engineering, Singapore, Sun Chi, Taiwan and additional subsidiaries in England, Ireland, France, Spain, Japan and Australia. In addition, several minority ownerships are included.

Separately, U.S. Filter and Wheelabrator have reached an agreement in principle to establish a new, equally-owned company to develop, finance, own and operate water and wastewater treatment infrastructure in North America. The joint venture, which will have approximately $100 million in annual revenue at its inception, will operate more than 200 municipal and industrial water and wastewater treatment projects, making it North America's leading such enterprise of its type.
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The agreement calls for Wheelabrator, a majority owned subsidiary of WMX
Technologies, to contribute its EOS contract operations group, which manages water, wastewater and groundwater treatment facilities, and its municipal and industrial water and wastewater treatment facilities development groups, which develop opportunities for long-term, on-site water system services through privatization and outsourcing. U.S. Filter will contribute certain assets through which it builds, owns and operates high-purity industrial water and wastewater treatment facilities.

"Together these transactions will make U.S. Filter the preeminent company in the water and wastewater technologies marketplace," said Richard J. Heckmann, Chairman and Chief Executive Officer of U.S. Filter. "The joint venture with Wheelabrator will create an enterprise of unmatched capability and technical resources -- one singularly positioned to pursue the huge opportunity available in the privatization of municipal water works and the outsourcing of industrial process water and wastewater treatment facilities. The fit with our recently announced waterworks distribution networks will make U.S. Filter the leading provider of equipment, parts, services and operations nationwide. Our annualized revenues will now approach $2 billion.

"These transactions continue to expand U.S. Filter as the leading one-stop shop for water services and technology. This relationship will extend our reach and resources, and provide our customers with access to a wider range of services and technology offerings, financial strength, demonstrated credibility and an ability to manage major projects better than any competitor in the water business. The U.S. Filter-Wheelabrator joint venture is a tremendous fit that will enable us to build a strategic platform that we believe is unmatched in the water services marketplace," Mr. Heckmann added.

Phillip B. Rooney, Chief Executive Officer of WMX and Wheelabrator said, "Most important, our joint venture with U.S. Filter will allow Wheelabrator to concentrate its existing focus on municipal public-private partnerships and industrial outsourcing customers. The joint venture allows us to partner with an industry leader whose technology, equipment and network of more than 300 offices will broaden our reach and level of service to an expanded base of customers. Aligned with U.S. Filter, we will be able to grow our water project business more broadly and rapidly than we could have with our existing organization and resources."

Mr. Rooney noted that the cash generated by the asset sale would be used by Wheelabrator for strategic core business investment, debt reduction and share repurchases. He said the transaction would be accretive to Wheelabrator.
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"The new company will have the support of WMX Technologies and access to WMX's client base, with particular emphasis on plant operations requirements of our customers," Mr. Rooney said. Additionally, he said he anticipates the new joint venture company would develop an affiliation with WMX's Waste Management International plc subsidiary to provide it with marketing, technical and operational support for projects developed overseas.

John Goody, currently Chief Executive Officer of Wheelabrator Water Technologies, will become CEO of the joint venture, which will be based in Oak Brook, Ill. Michael J. Reardon, in addition to serving in his current role of Executive Vice President of U.S. Filter, will serve as the new joint venture's President and Chief Operating Officer.

Both transactions are expected to be completed in the fourth quarter. The sale is subject to the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"In the United States, more than 30 cities with $3 billion of water and wastewater treatment assets are seriously considering privatization of wastewater treatment facilities," Mr. Rooney said. "If privatized, these facilities would generate annual revenue of $1 billion a year and an $18-billion backlog. Additionally, more than $30 billion of assets are estimated as privatizable in some form," he said.

The industrial outsourcing market for process and high-purity water and wastewater in the U.S. is estimated to grow at a rate of 30 percent a year, building toward $15 billion by the year 2005, according to Mr. Rooney.

U.S. Filter is a leading global provider of industrial and commercial water and wastewater treatment systems and services. With corporate offices in Palm Desert, Cal., U.S. Filter services its customers and substantial installed base of systems through its worldwide network of 170 sales and service facilities, including 22 manufacturing plants and 35 regeneration facilities. The Company's technologies are driven by approximately 1,000 active international patents and patent filings.

Wheelabrator Technologies Inc. is a diversified global environmental technologies company, providing municipalities and industry with clean energy and clean water. The Company is a pioneer in the privatization of municipal infrastructure and develops water, wastewater, composting, biosolids, trash-to-energy and independent power solutions for communities and industries worldwide. Wheelabrator is a majority-owned subsidiary of WMX Technologies, Inc., the world's leading environmental services company.

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